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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

           Certificate and Notice of Termination of Registration Under
  Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                    000-27463
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                             Commission File Number


                                Loislaw.com, Inc.
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             (Exact name of registrant as specified in its charter)


                105 North 28th Street, Van Buren, Arkansas 72596
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              (Address of registrant's principal executive offices)


                    Common Stock, $.001 par value per share
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i) [ X ]             Rule 12h-3(b)(1)(i)    [   ]
    Rule 12g-4(a)(1)(ii)    [   ]            Rule 12-h-3(b)(1)(ii)   [   ]
      Rule 12g-4(a)(2)(i)   [   ]              Rule 12h-3(b)(2)(i)   [   ]
    Rule 12g-4(a)(2)(ii)    [   ]             Rule 12h-3(b)(2)(ii)   [   ]
                                               Rule 15(d)-6          [   ]

      Approximate number of holders of record as of the certification or
notice date:    41
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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Loislaw.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:       January 30, 2001              By: /s/ Sam Sexton, III
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                                             Sam Sexton, III
                                             General Counsel